Exhibit 10ll

                                             August 11, 1994



Mr. Max E. Raydon
Homeland Stores, Inc.
400 N.E. 36th Street
Oklahoma City, Oklahoma  73105

Dear Max:

          The purpose of this letter is to confirm, amend and restate the terms of your employment with Homeland
Stores, Inc. ("Homeland"). This letter supersedes in all respects all prior agreements and understandings, whether written or oral, express or implied, between you and Home-land and any of its affiliates relating to your employment.


1.  Duties

          You will be employed as the President and Chief
Executive Officer of Homeland and in such other executive capacities for Homeland, Homeland Holding Corporation
("Holding") or any subsidiary of Homeland (the "Homeland
Group") as may be determined from time to time by or under the authority of Homeland's Board of Directors. You will devote all of your skill, knowledge and full working time
(reasonable vacation time and absence for sickness or dis-ability excepted) solely and exclusively to the conscien-tious performance of such duties.


2.  Term

          This letter agreement shall be effective as of July 1, 1994 and expire as of June 30, 1997, unless sooner terminated by reason of your death or Disability (as defined hereinafter) or in accordance with paragraph 8 or paragraph 9 hereof. For purposes of this letter agreement, "Disability" is defined to mean that, as a result of your incapacity due to physical and mental illness, you shall have been absent from your duties to the Homeland Group on a substantially full-time basis for six consecutive months, and within 30 days after Homeland notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.


3.  Base Salary

          As compensation for the duties to be performed by you under the terms of this letter agreement, Homeland will pay you a base salary in the amount of $180,000 per annum (which amount reflects the effect of a 10% reduction in the base salaries of all Homeland management personnel, effec-tive as of June 1, 1993). It is contemplated that Homeland will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary from time to time based upon your performance, then generally prevailing industry salary scales and other rele-vant factors. (Such annual base salary, as it may hereafter be increased, shall be referred to as your "Actual Salary"). Notwithstanding the foregoing, several elements of your compensation hereunder shall be based upon your "Adjusted Salary" which shall mean the greater of (i) your Actual Salary or (ii) $200,000 per annum.


4.  Incentive Bonus

          During the term of this letter agreement, you will be entitled to participate in Homeland's annual incentive compensation program (the "Bonus Plan") in effect from time to time at a level commensurate with your position. Not-withstanding the foregoing, for 1994 your annual bonus opportunity at the target level of performance shall be 100% of your Actual Salary and in no event shall your annual bonus opportunity at the target level of performance for years after 1994 be less than 50% of your Actual Salary.


5.  Retention Bonus

          Subject to the provisions of this paragraph 5, you shall be entitled to receive a special one-time non-recur-ring cash bonus in the amount of $200,000 or, if greater, the amount determined in accordance with the schedule attached hereto as Exhibit 1 if, on or prior to the End Date (as defined below), there shall occur

          (i) the closing of a sale (a "Stock Sale") of at least 50% of the Class A Common Stock of Holding, par value $.01 per share (the "Stock") to any person or entity (a "Third Party Purchaser") other than any partnership, fund or other investment vehicle managed or advised by Clayton, Dubilier & Rice (an "Affiliated
     Fund") and other than any affiliate of such an Affili-ated Fund (Homeland executive officers, management or employees shall not be deemed to be affiliates of such an Affiliated Fund),

          (ii) the effective date of a merger of Holding with or into another corporation immediately following which the persons or entities who were the shareholders of Holding immediately prior to the merger (together with any affiliates thereof, any Affiliated Fund and any affiliates of an Affiliated Fund) own, directly or indirectly, less than 50% of the voting power of all voting equity securities of the surviving or resulting entity (a "Merger") or

          (iii) the adoption of a plan of liquidation of Holding following the sale of substantially all of its assets (including, without limitation, the common stock of Homeland) to one or more Third Party Purchasers (a "Liquidation").

For purposes of this paragraph 5, the End Date shall mean the later of (i) December 31, 1995 or (ii) if a definitive sale agreement or merger agreement has been executed prior to December 31, 1995 and the closing of which occurs not later than February 28, 1996 (or such later date as the Board of Directors of Holding shall designate), the date on which such Stock Sale, Merger or sale of assets described in subparagraph 5(iii) above occurs.

          Except as otherwise provided in this paragraph 5, payment of the Retention Bonus shall be made at the same time as any cash and/or other property received in connec-tion with a Stock Sale, Merger or Liquidation (the "Consideration") is distributed in full to shareholders, provided that (i) in the event that any partial distribution of the Consideration is made to the shareholders of Holding, whether as an extraordinary dividend or otherwise, a pro-rata payment of the Retention Bonus (based on the percentage that the partial distribution to shareholders is of the Consideration expected to be paid to shareholders, as deter-mined by the Board of Directors of Holding) shall be made at the time as such distribution, (ii) if the Consideration has not been distributed to shareholders prior to the second anniversary of the Trigger Event, on such date you shall be paid the amount, if any, that the Board of Directors of Holding shall determine to be payable as a Retention Bonus (based on its then best estimate of the amount to be paid as the Consideration); and (iii) the Board may authorize an advance payment of all or any portion of the Retention Bonus at any time after the occurrence of a Trigger Event.

          Notwithstanding anything else contained in this paragraph 5 to the contrary, no Retention Bonus shall be payable to you under this paragraph 5 unless (i) you are still an employee of the Homeland Group on the date on which any Trigger Event occurs and (ii) you do not voluntarily terminate your employment after that date without the con-sent of the Board of Directors of Homeland; provided that if a Trigger Event occurs within ninety (90) days after the date, if any, on which your employment is terminated by Homeland without Cause (as provided in paragraph 10 below) or by reason of your death or Disability, Homeland shall pay you, at the same time as payment is made to other Homeland executives with respect to their retention bonuses, an amount (in addition to any amount payable under paragraph 10 on account of such termination) equal to the product of (i) the amount that would otherwise have been payable to you hereunder times (ii) a fraction (not to exceed 1), the numerator of which is the number of full or partial calendar months during which you were employed since July 1, 1994 and the denominator is the total number of full or partial calendar months from July 1, 1994 to the date payment is made to other Homeland executives with respect to their retention bonuses.

          Notwithstanding anything else contained in any other compensation or benefit plan, program or arrangement of Homeland to the contrary, the amount, if any, payable as a Retention Bonus (and any amount payable under paragraph 9 below) shall (i) not be taken into account in any manner in calculating any other benefits payable to you under any such plan, program or arrangement and (ii) be in lieu of any other retention compensation program in which you would be entitled to participate under Homeland's generally appli-cable policies or procedures. To the extent required to satisfy the intent of this paragraph 5, this letter agree-ment shall be deemed to be an amendment to the terms of any such plan, program or arrangement.


6.  Expenses
          Homeland will furnish, insure and maintain for your use while you are employed by Homeland an automobile of a type commensurate with your status, selected by you and approved by the Board of Directors. Upon termination of your employment with Homeland, you will have the option to purchase such automobile at its fair market (wholesale) value. Homeland will reimburse you for reasonable travel, lodging, meal and other appropriate expenses incurred by you in connection with your performance of services under this letter agreement upon submission by you of evidence, satis-factory to Homeland, of the incurrence and purpose of each such expense.


7.  Employee Benefits

          Homeland shall provide you with the same medical, dental, vision, life and disability insurance and other welfare benefits as it provides to its other executive offi-cers (the "Welfare Benefits Arrangements"). During the term of this letter agreement you will also be eligible to parti-cipate in Homeland's retirement and profit sharing plans in effect from time to time on the same basis as Homeland's other executive officers, subject to the terms and provi-sions of such plans. You shall be entitled to paid vacation in accordance with Homeland's generally applicable plans, policies or procedures.


8.  Termination of Employment Following a Change of Control

          Upon any termination of your employment, whether voluntary or involuntary, within 180 days following a Change of Control (as defined in the Revolving Credit Agreement, dated as of March 4, 1992, as amended, between Homeland, Holding and Union Bank of Switzerland, New York Branch, as agent) or a Trigger Event, Homeland will pay you an amount equal to the sum of

     (i) three times your Adjusted Salary in effect immedi-ately prior to the Change of Control;

     (ii) an amount equal to the product of (A) your target bonus under the Bonus Plan for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365, provided that if your termination occurs during 1994, such amount shall be based on target bonus without pro-ration but shall be reduced, to the extent applicable, by any amount paid to you under the Bonus Plan for 1994 prior to the date on which your termination occurs; and

    (iii) the amount otherwise payable to you upon a Change of Control under Homeland's generally applicable plan, policy or arrangement in respect of the 10% reduction in the base salaries of all Homeland management personnel, effective as of June 1, 1993.

          Homeland will pay you the cash amounts set forth in the immediately preceding paragraph in a lump sum payment no later than 5 business days after the date your employment terminates or in 36 approximately equal monthly install-ments, as directed by you at your option. Such amounts will not be subject to any offset, mitigation or other reduction as a result of any amounts or benefits paid or offered to be paid to you as a Retention Bonus. Further, the foregoing amounts and benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          Homeland will also continue your coverage under the Welfare Benefit Arrangements for a period of three years after the date your employment terminates, provided that if Homeland is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 36 minus (y) the number of months that such coverage that is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable the Welfare Benefit Arrangement.

          The amounts payable to you under this paragraph 8 and the amounts, if any, payable to you in accordance with the provisions of paragraph 5 shall be paid in full satisfaction of the liabilities of the Homeland Group to you under this agreement and in conjunction with your termina-tion of employment (and shall be in lieu of any severance payments to which you would otherwise be entitled under Homeland's generally applicable plans, policies or procedures). Nothing in the preceding sentence shall be interpreted to limit in any way any rights or release any obligations that you may have with respect to your ownership of any shares of Stock.


9.  Termination of Employment Prior to a Change of Control

          Upon (a) the termination of your employment by Homeland for other than Cause (as hereinafter defined) prior to a Change of Control or (b) the termination of your employment by you for Good Reason (as hereinafter defined) prior to a Change of Control, Homeland will pay you the amounts and benefits set forth in this paragraph 9, provided that the amounts payable hereunder shall be reduced, to the extent applicable, by any amount paid to you under the Bonus Plan for services rendered in the year in which your termi-nation occurs. Except as otherwise expressly provided herein, you shall be treated with respect to your termina-tion of employment in the same manner as any other similarly situated employee under Homeland's generally applicable plans, policies and procedures.

          Homeland shall pay you an amount equal to three times your Adjusted Salary in a single lump sum payment no later than 10 business days after the date on which your
employment terminates.   Homeland shall also pay you an
amount equal to the product of (i) your target bonus under the Bonus Plan for the year in which your termination occurs and (ii) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365. Any amount payable in respect of the Bonus Plan under the immediately preceding sentence shall be paid at the normal time for payment of bonuses thereunder.

          Homeland will also continue your coverage under the Welfare Benefit Arrangements for a period of three years after the date your employment terminates, provided that if Homeland is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 36 minus (y) the number of months that such coverage is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable the Welfare Benefit Arrange-ment.
          The foregoing amounts and benefits will be subject to any offset, mitigation or other reduction as a result of your receiving salary, similar benefits or other compensa-tion by reason of your securing other employment. Notwith-standing the foregoing, Homeland may at any time after the date of your termination, pay you in a lump sum, an amount equal to its good faith determination of the present value of the amounts remaining to be paid to the Employee as of the date of such lump sum payment, calculated using a discount factor based on the prime rate of any major New York bank plus one percent, whereupon Homeland's obligations under this paragraph 9 shall be discharged in full and it shall have no further obligation to you, including with respect to the Welfare Benefit Arrangements.

          The amounts payable to you under this paragraph 9 and the amounts, if any, payable to you in accordance with the provisions of paragraph 5 shall be paid in full satis-faction of the liabilities of the Homeland Group to you under this agreement and in conjunction with your termina-tion of employment (and shall be in lieu of any severance payments to which you would otherwise be entitled under Homeland's generally applicable plans, policies or proce-dures). Nothing in the preceding sentence shall be inter-preted to limit in any way any rights or release any obliga-tions that you may have with respect to your ownership of any shares of Stock.

          For purposes of this letter agreement, "Cause" is defined to mean (a) your willful failure to substantially perform your duties and continuance of such failure for more than 30 days after Homeland notifies you in writing that you are failing to substantially perform your duties, setting forth in reasonable detail the manner in which you are fail-ing so to perform your duties; (b) your engaging in serious misconduct which is injurious to Homeland; or (c) your con-viction in a court of proper jurisdiction of a crime which constitutes a felony. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution, duly adopted by Homeland's Board of Directors, finding that Homeland has "Cause" to terminate you as contemplated in this paragraph. In the event that Homeland shall terminate your employment for Cause, Homeland shall only be obligated to pay you (a) your Actual Base Salary earned through the date of such termination, (b) all benefits due and owing through the date of such termination, (c) the amount neces-sary to reimburse you for expenses incurred prior to the date of such termination for which Homeland has agreed to reimburse you as provided in this letter agreement and, to the extent provided under Homeland's generally applicable policies and procedures, any unused vacation time, plus (d) if your employment terminates upon your death or Disability, incentive compensation for the portion of the incentive year that precedes the date of such termination, such incentive compensation to be a pro rata amount of the incentive compensation payable for the entire incentive year, and to be paid at the normal time for payment of the incentive compensation.

          For purposes of this letter agreement, a termina-tion by you shall be treated as having occurred for "Good Reason" if it occurs within 120 days following the occur-rence of any of the following events without your prior written consent: (a) any assignment to you of any duties which are significantly different from, and result in a diminution of, the duties you are to assume pursuant to this letter agreement, (b) your removal or any failure to reelect or redesignate you to the positions of President and Chief Executive Officer of Homeland, except in connection with a termination of your employment by Homeland for Cause, (c) a change in your location of employment from Oklahoma City or
(d) a material reduction in your Actual Salary.


10.  Arbitration

          Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.


11.  Binding Effect

          This letter agreement shall inure to the benefit of and be enforceable by your personal or legal representa-tives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless other-wise provided herein, shall be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distribu-tees, devisees, legatees or estate, as the case may be.

12.  Indemnification

          Homeland agrees to indemnify you to the fullest extent permitted by applicable Delaware law as in effect from time to time.


13.  Notices

          All notices and other communications required or permitted to be given under this letter agreement shall be in writing and shall be deemed to have been given if deliv-ered personally or sent by certified express mail, return receipt requested, postage prepaid, to you at 2009 Shadow Lake Drive, Edmond, Oklahoma, 73034 or to Homeland at 400 N.E. 36th Street, Oklahoma City, OK 73105, Attention:
President, with a copy to Clayton, Dubilier & Rice, Inc., 126 East 56th Street, New York, NY 10022, Attention: B. Charles Ames, or to such other address as either party shall specify by notice to the other.


14.  General Provisions

          No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Homeland's Board of Directors and is agreed to in a writing signed by you and such Homeland officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          No agreements or representations, oral or other-wise, express or impled, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement shall not affect the validity or enforce-ability of any other provision of this letter agreement, which shall remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

                        *   *   *   *

          If the foregoing accurately sets forth the terms of your employment with Homeland, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                              Sincerely,

                              HOMELAND STORES, INC.

                              /s/ Mark S. Sellers
                              --------------------------
                              Mark S. Sellers, Executive
                              Vice President and Chief
                              Financial Officer


ACCEPTED AND AGREED
as of this 15th day
of August, 1994

/s/ Max E. Raydon
- - --------------------
Max E. Raydon

                                   Divestiture Proceeds

Gross Per Share Range     Net Per Share Range     Cumulative $MM     Share of Distribution
                                                                      ($ in Thousands)
   $0.00     $1.92           $0.00   $1.92            $0.70                   $ 200
    1.92      2.02            1.90    1.98             1.11                     300
    2.02      2.11            1.98    2.07             1.56                     420
    2.11      2.21            2.07    2.15             2.05                     560
    2.21      2.30            2.15    2.23             2.67                     690
    2.30      2.40            2.23    2.30             3.14                     840
    2.40      2.49            2.30    2.38             3.75                   1,000

    2.49      2.60            2.38    2.47             4.51                   1,200
    2.60      2.71            2.47    2.56             5.35                   1,430
    2.71      2.82            2.56    2.64             6.26                   1,670
    2.82      2.94            2.64    2.73             7.25                   1,930
    2.94      3.05            2.73    2.81             8.32                   2,220
    3.05      3.16            2.81    2.88             9.47                   2,530
    3.16      3.27            2.88    2.96            10.69                   2,860
    3.27      3.38            2.96    3.03            12.00                   3,200

    3.38      3.49            3.03    3.11            13.30                   3,550
    3.49      3.60            3.11    3.18            14.60                   3,890
    3.60      3.71            3.18    3.26            15.90                   4,240
    3.71      3.82            3.26    3.33            17.20                   4,590
    3.82      3.94            3.33    3.40            18.60                   4,930
    3.94      4.05            3.40    3.48            19.60                   5,280
    4.05      4.16            3.48    3.55            21.10                   5,630
    4.16      4.27            3.55    3.63            22.40                   5,980
    4.27      4.38            3.63    3.70            23.70                   6,320
    4.38      4.49            3.70    3.77            25.01                   6,670
    4.49      4.60            3.77    3.85            26.31                   7,020
    4.60      4.71            3.85    3.92            27.61                   7,360
    4.71      4.83            3.92    3.99            28.91                   7,710